Exhibit 11.1

Consent of the Independent Auditor

We consent to the use in this Annual Report on Form 1-K of Fundrise For-Sale Housing eFund – Los Angeles CA, LLC of our report dated April 10, 2019, relating to the consolidated financial statements of Fundrise For-Sale Housing eFund – Los Angeles CA, LLC as of December 31, 2018 and 2017 and for the years then ended.

/s/ RSM US LLP

McLean, Virginia

April 10, 2019